Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Continued Strong Earnings

January 9, 2006	NASDAQ: SMIT

Portland, Oregon — Schmitt Industries completed the fiscal quarter ended November 30, 2005 with net income of $394,545 or $.14 per fully diluted share compared to net income of $289,167 or $.11 per share for the fiscal quarter ended November 30, 2004.  This increases the income for the six months ended November 30, 2005 to $637,442 or $.23 per share compared to a net income of $569,222 or $.21 per share for the six months ended November 30, 2004.  Net income was positively impacted by an $181,957 benefit for income taxes recorded during the fiscal quarter ended November 30, 2005 as the Company concluded future operations would produce sufficient earnings so that a portion of previously reserved deferred tax assets could be used in future periods to reduce federal and state tax liabilities.

Sales increased to $2,640,671 for the quarter ended November 30, 2005 compared to $2,480,771 in the same period last year, a 6.4% increase.  Gross profits, as a percentage of sales, for this fiscal quarter were 57% compared to 59.7% in the same quarter in the prior fiscal year.  Operating expenses for the quarter ended November 30, 2005 were $1,290,597 compared to $1,187,344 for the same quarter in the prior fiscal year.

For the six months ended November 30, 2005, sales were $5,309,574 compared to $4,912,524 in the same period last year, an 8.1% increase.  Gross profits, as a percentage of sales, for the six months ended November 30, 2005 were 55.3% compared to 57.8% in the same period in the prior fiscal year.  Operating expenses for the six months ended November 30, 2005 were $2,326,779 compared to $2,265,446 for the same period in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries, said: “We are pleased to see the continued growth in our sales volume in the most recent fiscal quarter when compared to the same quarter in the prior fiscal year.  We experienced sales increases of 8.5% in the Balancer segment and 2.1% in the Measurement segment.  The Balancer segment continues to see solid sales in the North American market, historically our largest and oldest market, as well as growth in sales to Asia and other markets including South America and Japan.  Strong competition and weak economic conditions in certain of our European markets continued to have a negative effect on European sales.  Measurement sales increased modestly for both our surface measurement and dimensional sizing product lines in the three months ended November 30, 2005 when compared to the same period in the prior fiscal year.  We have not seen any negative impact on sales or earnings from the fluctuating price of fuel or the hurricane events suffered in the Gulf Coast region and do not anticipate any impact through the rest of fiscal 2006.

The economic conditions in our target markets have been improving over the past several months and we believe these improved conditions can continue in the coming months as we are seeing sustained demand for our products.  However, there can be no assurance those conditions will continue into the future and if so for how long.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258